EXHIBIT 5.2







                                  June 10, 2004

Flagstone Securities
347 West 57th St., 34th Floor
New York, NY 10019

Ladies and Gentlemen:

            We have acted as special Delaware counsel to Pure Cycle Corporation, a Delaware corporation (the "Company"), in connection with an Underwriting Agreement (the "Underwriting Agreement"), by and among the Company, Flagstone Securities and the stockholders listed on Schedule II to the Underwriting Agreement (the "Selling Stockholders"). The Underwriting Agreement relates to the issuance and sale (the "Offering") of up to three million two hundred five thousand three hundred sixty-seventy (3,205,367) shares of common stock, par value $.0033 per share (the "Common Stock"), of the Company, seven hundred thousand (700,000) shares of which are being offered by the Company and two million five hundred five thousand three hundred sixty-seven (2,505,367) shares of which are being offered by the Selling Stockholders (the "Stockholder Shares"). Pursuant to the Offering, four hundred seventy-five thousand five hundred eighty-nine (475,589) Stockholder Shares will become purchasable upon the exercise of outstanding stock options and nine hundred eight thousand seven hundred seventy-eight (908,778) Stockholder Shares (the "Warrant Shares") will be purchasable upon the exercise of outstanding warrants (the "Warrants"). The Warrants will be exercised immediately prior to the sale of the Warrant Shares. The exercise price for the Warrants will be paid in cash in an amount at least equal to the aggregate par value of the Warrant Shares being issued with the balance of the exercise price (the "Loan") to be paid in the form of a 4% promissory note (each, a "Note") payable to the Company. Each Note is secured by the Warrant Shares issued upon the exercise of the Warrants pursuant to a Pledge Agreement (the "Pledge Agreement"), between the Company and the Pledgor (as defined in the Pledge Agreement). In this connection, you have requested our opinion as to a certain matter of Delaware law.

            For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

            (i) the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on April 22, 2004;

            (ii) the bylaws of the Company, as amended through the date hereof;


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            (iii) a form of Underwriting Agreement;

            (iv) the Warrant Agreement, dated December 11, 1990, between the Company and Inco Securities Corporation, as Purchaser, the Warrant Agreement, dated February 12, 1991, between the Company and Inco Securities Corporation, as Purchaser, the Warrant Agreement, dated September 23, 1991, between the Company and Beverly A. Beardslee, as Purchaser, the Warrant Agreement, dated
September 23, 1991, between the Company and Bradley K. Beardslee as Purchaser, the Warrant Agreement, dated September 23, 1991, between the Company and
Robert D. Beardslee, as Purchaser, the Warrant Agreement, dated November 26, 1991, between the Company and Asra Corporation, as Purchaser, the Warrant Agreement, dated November 26, 1991, between the Company and International Properties, Inc., as Purchaser, the Warrant Agreement, dated August 30, 1996, between the Company and Proactive Partners, L.P. ("Proactive"), as Purchaser, the Warrant Agreement, dated August 12, 1991, between the Company and Inco Securities Corporation, as Purchaser, a form of a Warrant Agreement, dated September 23, 1991, evidencing the right to purchase Common Stock, issued pursuant to a certain Investment Agreement, dated as of September 23, 1991, among the Company, Alan C. Stormo and D.W. Pettyjohn, the Warrant Agreement, dated August 30, 1997, between the Company and Gregory M. Morey ("Morey"), as Purchaser, the Warrant Agreement, dated November 30, 1996, between the Company and Proactive, as Purchaser, the Warrant Agreement, dated February 28, 1997, between the Company and Proactive, as Purchaser, the Warrant Agreement, dated May 30, 1997, between the Company and Proactive, as Purchaser, the Warrant Agreement, dated August 30, 1997, between the Company and Proactive, as Purchaser, the Warrant Agreement, dated August 30, 1996, between the Company and Morey, as Purchaser, the Warrant Agreement, dated November 30, 1996, between the Company and Morey, as Purchaser, the Warrant Agreement, dated February 28, 1997, between the Company and Morey, as Purchaser, the Warrant Agreement, dated May 30, 1997, between the Company and Morey, as Purchaser, and the Warrant Agreement, dated August 12, 1992, between the Company and Landmark Water Partners II, L.P., as Purchaser (collectively, the "Warrant Agreements");

            (v) a form of a Note;

            (vi) a form of a Pledge Agreement;

            (vii) a certificate of an officer of the Company, dated the date hereof (the "Officer's Certificate") certifying, among other things, resolutions adopted by the Board of Directors of the Company relating to the issuance of
(i) the Warrants; and (ii) the Warrant Shares upon the exercise of the Warrants (collectively, the "Resolutions"); and

            (viii) the Resolutions.

            With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic


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originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been altered or amended in any respect material to our opinion as expressed herein. For the purpose of rendering our opinion as expressed herein, we have not reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects. We have also assumed that each of the Underwriting Agreement and the Pledge Agreement will be duly completed, executed and delivered in the forms furnished for our review.

            The Underwriting Agreement, the Warrant Agreements, the Pledge Agreement and the Note are hereinafter referred to as the "Agreements."

            In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed the following matters:

            (1) that each of the Agreements has been duly authorized, executed and delivered by each of the parties thereto;

            (2) that each of the Agreements is a legal, valid and binding obligation of each of the parties thereto, enforceable against each of the parties thereto in accordance with its terms;

            (3) that the Company has received or will receive, immediately prior to the time of issuance of any Warrant Shares, the exercise price of any Warrant exercised or being exercised to issue such Warrant Shares, consisting of cash at least equal to the par value per share of the Warrant Shares being issued and a Note for the balance of the exercise price;

            (4) that the Company has at all times relevant to our opinion as expressed herein sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Warrant Shares;

            (5) that stock certificates (the "Stock Certificates") representing the Warrant Shares to be issued pursuant to the Agreements, in the form attached to the Officer's Certificate, have been or will be duly completed, executed and delivered by the President and the Secretary of the Company to reflect the issuances of Warrant Shares pursuant to and in accordance with the Agreements;

            (6) that no Warrant Shares shall be issued upon exercise of any Warrants if the exercise price per Warrant is less than the par value per share of the Warrant Shares being issued;

            (7) any transfer restrictions (the "Transfer Restrictions") imposed on the Warrant Shares, by virtue of the Warrant Agreements, will be noted conspicuously on the Stock


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Certificates, as applicable, and that such transfer restrictions bear a reasonably necessary relation to the best interests of the Company and are reasonably designed to implement lawful purposes;

            (8) that each purchaser of Warrant Shares has entered into a written agreement agreeing that the Warrant Shares issued upon the exercise of the Warrants will be subject to the Transfer Restrictions;

            (9) that the sale and issuance of the Warrant Shares pursuant to the Offering will not conflict with or violate the Transfer Restrictions set forth in the Warrant Agreements or any other restrictions on the transfer of the Warrants or Warrant Shares pursuant to any agreement;

            (10) that the issuance of Warrant Shares upon their sale and issuance pursuant to the Agreements will contemporaneously be recorded in the stock ledger of the Company at the time of such issuance; and

            (11) that the issuance of Warrant Shares upon their sale and issuance pursuant to the Agreements will not conflict with or violate any contractual rights of the Selling Stockholders under the Stock Purchase Agreement and Investment Agreement, dated December 10, 1999, among the Company and certain of the Selling Stockholders.

                                   DISCUSSION

            You have asked us whether the Warrant Shares when issued, delivered and paid for in accordance with the Agreements will be validly issued, fully paid and non-assessable under Delaware law.

            Under Delaware law, authorized but unissued shares of stock may not be issued "except for money paid, labor done or personal property, or real estate or leases thereof actually acquired." Del. Const. of 1897, art. IX, ss. 3. Authorized but unissued shares of stock with par value may bE issued for such consideration, having a value not less than the par value thereof, as is determined from time to time by the board of directors. 8 DEL. C. ss. 153. The consideration for which stock is to be issued shall bE paid in such form and in such manner as the board of directors shall determine and, if the entire amount of such consideration has been received by the corporation in the form mandated by Del. Const. of 1897, art. IX, ss. 3, or if the requirements of Section 152(2) of the General Corporation Law of the State of Delaware (the "General Corporation Law") are satisfied, the stock so issued will be deemed fully paid and non-assessable. 8 DEL. C. ss. 152.

            Under Section 152 of the General Corporation Law, stock will be deemed to be fully paid and non-assessable if either:

            (1) The entire amount of such consideration has been received by the corporation in the form of cash, services rendered, personal property, real property, leases of real property, or a combination thereof; or
            (2) not less than the amount of the consideration



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            determined to be capital pursuant to Section 154 of
            this title has been received by the corporation in such form [cash or other specified forms of consideration] and the corporation has received a binding obligation of the subscriber or purchaser to pay the balance of the subscription or purchase
            price....

8 DEL. C.ss.152. Thus, pursuant to Section 152 of the General Corporation Law, a corporation must receive "cash, services rendered, personal property, real property, leases of real property, or a combination thereof" for the aggregate par value of the shares of capital stock to be issued, and a "binding obligation" for the balance of the purchase price. 8 DEL. C.ss. 152. Since the Company will receive cash for the aggregate par value of the Warrant Shares being issued, the question becomes whether the receipt by the Company of a Note for the balance of the exercise price would be deemed a "binding obligation" within the meaning of Section 152(2) of the General Corporation Law.

            The commentary of the General Corporation Law Committee of the Delaware State Bar Association (the "Commentary") specifically recognizes that a promissory note constitutes a binding obligation under Section 152(2) of the General Corporation Law. The Commentary provides:

            This new ss. 152 is completely rewritten, implementing the constitutional requirement regarding the quality of the consideration to be received for the valid issuance of fully paid and nonassessable stock. It expressly provides that the constitutional quality of consideration (I.E. cash, services rendered, property) must be paid only to the extent of the par value or stated value of the fully paid stock, PROVIDED THERE IS A BINDING OBLIGATION (SUCH AS A PROMISSORY NOTE) FOR THE BALANCE.

2 R. Balotti & J. Finkelstein, THE DELAWARE LAW OF CORPORATIONS AND BUSINESS ORGANIZATIONS V-25 (2004 & 1999 Supp.) (emphasis added); SEE ALSO David A. Drexler ET AL. DELAWARE CORPORATION LAW & PRACTICE, ss. 17.02, at 17-20 (2003) ("The 1974 amendments to Section 152 [permit] ... shares to have fully paid status where the corporation receives constitutional consideration only for the amount which will be credited to its capital account in respect of the shares, [however] those amendments did not spell out what types of consideration OTHER THAN A PROMISSORY NOTE executed by the stockholder will qualify as a 'binding obligation' supporting the issuance of fully paid shares under Section 152.") (emphasis added); EGAN V. MCNAMARA, 467 A.2d 733, 742 (D.D.C. 1983) (applying Delaware law) (finding that stockholders "who paid cash for more than the amount designated as 'capital' (par value) and executed a promissory note for the 'excess'" had "fully paid and nonassessable stock" under Section 152 of the General Corporation Law). In addition, the Supreme Court of the State of Delaware suggested that a secured promissory note might even constitute consideration of Constitutional quality required by Section 152(1) of the General Corporation Law. SOHLAND V. BAKER, 141 A. 277, 286 (Del. 1927) ("That a negotiable promissory note of a subscriber for stock secured by the proper collateral, may constitute property actually acquired within the meaning of section 3 of article 9


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of the Constitution of 1897, is shown by the above cases cited by the appellants."). The Court of Chancery in RIEGEL V. THE ONLY PACKAGE PIE, 128 A. 110 (Del. Ch. 1925), further suggested that even a mere promise to lend money may be sufficient consideration under Section 152(2). The Court expounded in relevant part as follows:

            If stock is issued and fully paid for by property of [Constitutional quality], the lawful requirement is satisfied. There is no provision in the law which forbids the exaction of something additional. When the legal standard of consideration for stock, its quality and amount, is satisfied, the corporation is at liberty to insist on any additional terms by way of contract it may choose, whether such additional terms will furnish what in the first instance would be a [Constitutional quality] consideration or not.

RIEGEL, 128 A. at 112. The Court in RIEGEL, 128 A. at 112, therefore, implied that any "additional terms by way of contract" is sufficient consideration under
Section 152(2) for the issuance of capital stock as long as the Constitutional quality consideration required by Section 152(1) has been received by the corporation.

            Although the Commentary fails to define a "binding obligation," and there is no generally accepted meaning of "binding obligation" under Delaware law, a "binding agreement" is generally defined as "[a]n enforceable contract." Black's Law Dictionary 68 (7th ed. 1999). Similarly, an "obligation" is defined as "[a] formal, binding agreement or acknowledgment of a liability to pay a certain amount or to do a certain thing for a particular person or set of persons." ID. at 1102. Further, Delaware courts have consistently concluded that a promissory note, if properly entered into, is a "binding obligation." HANNIGAN V. ITALO PETROLEUM CORP. OF AMERICA, 47 A.2d 169, 171 (Del. 1945)
("It would seem to be quite clear that even though a promissory note had been executed without express antecedent authority and had been executed and delivered in a manner not in the usual and regular course of business, yet if such note was duly reported to and ratified by a competent Board of Directors, with knowledge of the facts, then such note would constitute a binding obligation."); SEE ALSO VS&A COMMUNICATIONS PARTNERS, L.P. V. PALMER BROADCASTING LTD. PARTNERSHIP, C.A. No. 12521, slip op at 19 (Del. Ch. Nov. 13,
1992) ("A borrower who signed a loan commitment assumed a BINDING OBLIGATION to negotiate the remaining nonessential terms of the transaction in good faith.") (emphasis added); SUSSEX TRUST CO. V. CLIFTON CANNING CO., INC., 1988 WL 116426, at *3 (Del. Super. Nov. 2, 1988) (finding that "promissory notes" were "valid and binding obligations of the Company"); FIRST FEDERAL SAVINGS BANK V. CPM ENERGY SYS. CORP., 1993 WL 138986, at *3 (Del. Super. Apr. 22, 1993) ("CPMES agreed to be bound by the terms of the promissory note when it accepted the monies loaned by First Federal."); POLOTSKY V. ARTISANS SAVINGS BANK, 188 A. 63, 65 (Del. 1936) (Cashier's check "becomes the obligation of the issuing bank as much so as if the bank had given a promissory note instead of a check.") (citations omitted).

            These cases may be contrasted with the long-standing and generally accepted principle of contract interpretation that a promise that is too indefinite or that gives the promisor an unconditional right to cancel the promise is illusory and therefore not a binding obligation.



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CONSOLE MASTER SPEAKER CORP. V. MUSKEGON WOOD PRODUCTS CORP., 138 A. 598, 599
(Del. Super. 1927) ("where promisor retains an unlimited right to decide later the nature or extent of its performance; the promise is too indefinite for legal enforcement; that such unlimited choice in effect destroys the promise and makes it illusory"); SEE ALSO MOBIL OIL CORP. V. WROTEN, 303 A.2d 698, 701 (Del. Ch.
1973) ("Where the plaintiff's promise is a mere illusion, that is, where his promise exists in form but not in substance, then it follows necessarily that there is no consideration to support the defendant's promise, and thus no enforceable contract."); RESTATEMENT (SECOND) OF CONTRACTSss. 2 cmt. e (1981) ("Words of promise which by their terms make performance entirely optional with the promisor whatever may happen, or whatever course of conduct in other respects he may pursue, do not constitute a promise.").

            In addition, each Note is a non-recourse note. Although there is no Delaware case on point, we have found authority which supports the conclusion that a non-recourse note may properly be treated as a binding obligation. In FEDERAL DEPOSIT INS. CORP. V. UNIVERSITY ANCLOTE, INC., 764 F.2d 804 (11th Cir.
1985), a guarantor of a non-recourse note attempted to avoid liability on the ground that its obligation should be limited to that of the borrower. The Court disagreed with the claim that greater liability was being imposed upon the guarantor than that of the principal debtor and noted that "[m]erely because Anclote cannot be held liable for a deficiency judgment does not mean that Anclote did not incur an indebtedness when it signed the note." ID. at 8806. This decision is consistent with a decision of the Untied States Supreme Court construing the tax liability of taxpayers who have used non-recourse instruments to finance real estate transactions. In COMMISSIONER OF INTERNAL REVENUE V. TUFTS, 461 U.S. 300 (1983), the Court was faced with the question of how to calculate the tax effect of a sale of property when the unpaid principal of the non-recourse mortgage exceeded the value of the property which was securing it. In the context of determining the gain on sale of property, the Court stated that it was proper for the Commissioner of the Internal Revenue "to treat a non-recourse mortgage in this context as a true loan" because by entering into the non-recourse mortgage, "the mortgagor incurred an obligation to repay."
461 U.S. at 307, 309. The Court then held that a non-recourse mortgage should not be treated differently than a mortgage with recourse: "The only difference between a [non-recourse] mortgage and one on which the borrower is personally liable is that the mortgagee's remedy is limited to foreclosing on the securing property. This difference does not alter the nature of the obligation...."
461 U.S. 311-312.

            Each Note establishes that the full amount of the Loan is due and payable by a date certain -- August 31, 2007, subject only to acceleration. Further, pursuant to the applicable Pledge Agreement, each Note is secured by a pledge of the Warrant Shares received by each Selling Stockholder. If a Selling Stockholder fails to pay the Note and is thereby in default, the Company may recover the Warrant Shares issued to the Selling Stockholder and restore the Company and its other stockholders to the same position that they held prior to the issuance. Each Selling Stockholder, therefore, must pay the full amount of the Loan pursuant to the Note or relinquish his or its rights to the Warrant Shares received by such stockholder. In either event, the Selling Stockholder has made an explicit promise that may not be canceled by the Selling Stockholder. Given the foregoing attributes of each Note, each Pledge Agreement and the


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precedents above, we believe that a Delaware court should find that each
Note is a "binding obligation" within the meaning of Section 152(2) of the General Corporation Law.

            Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that when issued, delivered and paid for in accordance with the terms of the Agreements, the Warrant Shares will be validly issued, fully paid and non-assessable.

            We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the General Corporation Law of the State of Delaware currently in effect, and we have not considered and express no opinion on any other laws or the effect of the laws of any other state or jurisdiction, including federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 DEL. C. ss. 7301
ET SEQ., or any rules or regulationS promulgated thereunder.

            We understand that Davis Graham & Stubbs LLP wishes to rely on this opinion in rendering various opinions in connection with the Underwriting Agreement, and we consent to such reliance. Except as stated in the immediately preceding sentence, the foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or be relied upon by, any other person or entity for any purpose. Notwithstanding the foregoing, we hereby consent to the use of and filing of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/ Richards, Layton & Finger, P.A.



MG/LRS/kmm